Exhibit 99.1
“Is Gen buying GoDaddy?” That is the question many of you have asked me since last week. I can’t comment on rumors, but I can explain how we think about acquisitions.
Our first job is to execute: serve customers better, improve our products, and continue to invest in technology for the AI era. We consider an acquisition only when it makes Gen stronger and creates long-term value for shareholders.
No matter the size of a potential acquisition, we ask five simple questions: Does it fit our strategy? Is the price right? Can we create real efficiencies? Is it accretive? And is it better than buying back our own stock, all while maintaining a strong balance sheet?
That discipline guided our acquisitions of Avast and MoneyLion, amongst others. Avast added hundreds of millions of active users and accelerated our monetization capabilities. MoneyLion expanded us into Financial Wellness with a scaled decisioning platform and is on track to deliver more than 30% return on invested capital in its second year.
Most importantly, Gen has accelerated its momentum. We transformed from a low single-digit growth company to double-digits today. We recently raised our fiscal 2027 outlook to 9%-11% revenue growth and mid-to high-teens non-GAAP EPS growth. Our quarter ending October 2 and our full year outlook are both tracking to the higher end of our guidance*.
Our strategy of protecting and empowering consumers in the digital and agentic world is working. And our playbook refined over the years applies to both organic and inorganic investments. Six years ago, Gen generated $2 billion in revenue and less than $1 of EPS. Today, we generate more than $5 billion in revenue and nearly $3 of EPS.
We will keep building through innovation, partnerships, and carefully selected acquisitions when they meet our standards.
Thank you for your continued trust in Gen.
Vincent

*This outlook is subject to risks and uncertainties. Actual results may vary. Gen undertakes no obligation to update it, except as required by law.